Exhibit 10.6

[On Education Lending Group, Inc. Letterhead]

January 4, 2005

Mr. Fabrizio Balestri

985 Windsor Creek Court

Cardiff, CA 92007

Dear Fabrizio:

This letter is being written to you in connection with the execution of an Agreement and Plan of Merger (the “Merger Agreement”) between and among Education Lending Group, Inc. (“EDLG”), CIT Group Inc. (“CIT”), and a wholly-owned subsidiary of CIT. You and we have agreed that if the acquisition of EDLG by CIT in the manner contemplated by the Merger Agreement occurs, you will continue in your current position as President and Chief Executive Officer of Student Loan Xpress, Inc. generally on the same basis as governs your current employment but with the additional terms specified below in this letter. Assuming you agree that this letter correctly sets forth the relationship between you and EDLG that we have agreed upon, you should countersign both original copies of this letter in the place provided, retain one fully executed copy for your records and return the other copy to me.

If the acquisition of EDLG by CIT in the manner contemplated by the Merger Agreement occurs, the following additional terms will apply to your employment by EDLG and/or Student Loan Express, Inc. (“SLX”) from and after the Effective Time (as defined in the Merger Agreement):

1. Three-Year Term. Until and unless terminated by either party, the term of your employment under this letter (the “Employment Period”) will commence at the Effective Time and extend through the third anniversary of the Effective Time.

2. Title and Duties. You will retain your current title of President and Chief Executive Officer of SLX. You will continue to perform the same duties with respect to SLX that you were performing for SLX during 2004. Unless otherwise directed by the Board of Directors of EDLG, you will continue to report to the Chief Operating Officer of EDLG.

3. Base Salary. Your base salary will be at the rate of at least $210,000 per year, payable in accordance with CIT’s normal payroll procedures and subject to increase following regular periodic reviews.

4. Annual Incentive Compensation. For 2005, you will continue to be entitled to bonuses under EDLG’s existing annual bonus program, substantially on the same basis as in effect before the Effective Time.

5. Long-Term Incentive Compensation. During the Employment Period, you will be entitled to participate in CIT’s Long-Term Equity Compensation Plan (the “ECP”) and be eligible to receive such awards thereunder as CIT may from time to time determine. For the calendar year 2005, you will be entitled to receive grants under the ECP that include at least the following:

(a) A grant of options with a value as of the date of grant, determined on the Black-Scholes method, equal to $315,000 (i.e., one and one-half times your base salary as of the Effective Time) with three-year cliff vesting on the third anniversary of the Effective Time, an exercise price equal to the fair market value of a share of CIT stock on the date of grant, and other terms generally comparable to those applicable to option grants made to other executives under the ECP.

(b) A grant of performance shares for shares of CIT stock with an aggregate value, determined without regard to any restrictions on vesting or transfer, equal to $105,000 (i.e., one-half times your bases salary as of the Effective Time) with vesting and other terms generally comparable to the vesting and other terms applicable to performance share grants made to other executives under the ECP.

6. Stay Bonus. If you remain in the employ of EDLG and/or SLX through the third anniversary of the Effective Time, you will be eligible for a stay bonus in an aggregate amount of up to $525,000 (the “Maximum Stay Bonus”).

(a) Time Vested Portion. One half of the Maximum Stay Bonus (i.e., $262,500) will be available as a time vested stay bonus and will be paid to you within ten days after the third anniversary of the Effective Time if you remain in the employ of EDLG and/or SLX through the third anniversary of the Effective Time.

(b) Performance Vested Portion. The second half of the Maximum Stay Bonus (i.e., $262,500) will be available as a performance vested stay bonus and will be paid to you within ten days of the third anniversary of the Effective Time if (i) you remain in the employ of EDLG and/or SLX through the third anniversary of the Effective Time, and (ii) EDLG has achieved the levels of loan originations for calendar years 2005, 2006, and 2007, viewed in the aggregate, that were anticipated in materials provided by EDLG to CIT in December of 2004 (the “Target Originations Level”). If EDLG does not achieve the Target Originations Level, no payment will be made to you under this paragraph (b).

7. Vacations. Throughout the Employment Period you will continue to be entitled to at least five weeks of vacation per year, such vacation to be taken in accordance with the EDLG vacation policy as that policy was in effect during 2004.

8. Payment upon Termination Without Cause. If EDLG terminates your employment without cause before the third anniversary of the Effective Time, EDLG will pay to you, subject to your execution of a release of claims in a form reasonably satisfactory to EDLG, in a single lump sum, not more than ten days after the date of your termination, an amount equal to one and one half times the sum of (i) your highest annual base salary during the Employment Period, plus (ii) the amount of the annual bonus you earned during the calendar year immediately preceding the calendar year in which you are terminated without cause. For these purposes, EDLG will have “Cause” to terminate your employment if, as of the date of termination, any of the following circumstances have occurred (and, if reasonably susceptible to cure, remain uncured for 30 days after notice to you from EDLG of an intention to treat the circumstance as Cause for termination) you have (a) materially failed to devote your entire business time, energy, talent, and best efforts to the performance of your duties specified above; (b) been negligent, insubordinate, or disloyal in the performance of your duties specified above; (c) failed to follow direction from the Board of Directors with respect to a specified course of conduct; (d) been convicted of any crime involving an act of dishonesty; or (e) committed an act or series of acts of dishonesty in the course of your employment.

9. Non-Solicitation. During the period commencing on the Effective Time and continuing through the third anniversary of the Effective Time (the “Restricted Period”), you shall not (a) solicit, divert, or take away, or attempt to divert or take away, either directly or indirectly, any of EDLG’s customers, clients, members, patrons, or any other person with whom you know or have reason to know then has a business or prospective business relationship with EDLG or (b) recruit or solicit any individual who is then an employee or other service provider to EDLG or any individual who was an employee or service provider to EDLG within the then most recent three-month period for employment or retention with you or any person or entity other than the EDLG with whom you are then associated. For purposes of clause (b) of the previous sentence, “recruit or solicit” means directly or indirectly to initiate correspondence, a telephone call, e-mail, or other form of oral, written, or electronic communication or a personal meeting with respect to the retention of such individual or to facilitate any of the foregoing by a third party. For purposes of this Section 9 and Section 10 below, “EDLG” shall be deemed to include EDLG and each direct or indirect subsidiary thereof.

10. Non-Competition. During the Restricted Period, you shall not, directly or indirectly, without the prior written consent of the CIT Officers, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as an officer, employee, partner, stockholder, consultant, or otherwise, in any business or organization that directly or indirectly competes with EDLG’s Business. For these purposes, the term “EDLG’s Business” shall mean student loan origination, servicing, purchasing, selling, and securitization; providing or marketing student loan products, services, or solutions to students, parents, schools, alumni associations, or similar groups; originating or purchasing guaranteed student loans or consolidation loans; offering or purchasing alternative supplemental loans guaranteed by third-party guarantors; selling originated loans to the secondary market; earning revenue by interest income or otherwise on any of the foregoing loans; offering consolidation loan products; or any other business activity in which EDLG is engaged during the Restricted Period or any business or activity materially related to any of the foregoing.

11. Equitable Relief. In addition to other remedies provided by law or equity, upon breach by you of any of the restrictions contained in either of Section 10 or 11 above, EDLG shall be entitled to seek through a court a temporary or permanent injunction against you prohibiting any further breach of any such restrictions.

12. Confidentiality. You remain subject to the terms of the Confidentiality Agreement you have previously executed in favor of EDLG.

Fabrizio, we look forward to your continued employment following the Effective Time.

Sincerely,

Education Lending Group, Inc.

By	/s/ Douglas L. Feist
Douglas L. Feist
EVP and Secretary

Agreed this 4th day of January, 2005:

/s/ Fabrizio Balestri
FABRIZIO BALESTRI

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